Exhibit 5.20

[Letterhead of Oshima Chun Fong & Chung LLP]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Re:	$406 Million 10 3/4% Senior Notes due 2011

Ladies and Gentlemen:

     We have acted as special counsel to International Life Support, Inc., a Hawaii corporation (“International”), Charles T. Mitchell, Inc., a Hawaii corporation (“Mitchell”), and EmCare of Hawaii, Inc., a Hawaii corporation (“Emcare”), in connection with their respective guarantees (each, a “Guarantee”) of up to $406,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2011 (the “Exchange Notes”) of Laidlaw International, Inc., a Delaware corporation (“Laidlaw”), to be issued pursuant to the Indenture, dated as of June 3, 2003 (as amended by the First Supplemental Indenture, dated as of June 18, 2003, the “Indenture”), by and among Laidlaw, certain subsidiaries of Laidlaw including International, Mitchell and EmCare, and Deutsche Bank Trust Company Americas, as Trustee. International, Mitchell and EmCare are hereinafter sometimes referred to individually as a “Subsidiary Guarantor,” and collectively as the “Subsidiary Guarantors.” The Exchange Notes are to be issued in exchange for an equal principal amount of 10 3/4% Senior Notes due 2011 of Laidlaw outstanding on the date hereof (the “Outstanding Notes”), on the terms set forth in the prospectus contained in the Registration Statement on Form S-4 (as may be amended from time to time, the “Registration Statement”) relating to the exchange of the Exchange Notes for the Outstanding Notes (the “Exchange Offer”). This Opinion Letter is provided to you at the request of the Subsidiary Guarantors. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Registration Statement or the Accord (see below).

     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Law of the State of Hawaii.

Laidlaw International, Inc.
Jones Day

     We have reviewed copies of the following documents submitted to us, and we have assumed that such copies are true and correct copies of such documents:

     1. An unexecuted copy of the Registration Statement.

     2. An executed copy of the Indenture, including the form of Guarantee attached as Exhibit F to the Indenture.

     3. State of Hawaii Certificate of Good Standing of each Subsidiary Guarantor, dated January 5, 2004.

     4. Certified copy of the Articles of Association of International dated September 28, 1965, and amendments thereto dated December 11, 1970, July 25, 1979, and September 2, 1988, issued and certified by the Department of Commerce and Consumer Affairs of the State of Hawaii on May 12, 2003.

     5. Certified copy of the Articles of Incorporation of Mitchell dated April 1, 1977, and amendment thereto dated May 17, 1999, issued and certified by the Department of Commerce and Consumer Affairs of the State of Hawaii on May 12, 2003.

     6. Certified copy of the Articles of Incorporation of EmCare dated May 22, 1974, and amendments thereto dated January 20, 1977, January 14, 1992, and August 17, 1998, issued and certified by the Department of Commerce and Consumer Affairs of the State of Hawaii on May 12, 2003.

     7. Amended By-Laws of International dated August 9, 1985.

     8. Undated By-Laws of Mitchell.

     9. Undated Bylaws of EmCare.

     10. Officer’s Certificate of International and Officer’s Certificate of Mitchell and Emcare, each dated the date hereof (collectively, the “Officer’s Certificates”).

     We have reviewed only the documents described in 1. through 10. above, have assumed that the copies of these documents previously delivered to us are copies of the final documents, and have made no other investigations or inquiry. We have not undertaken independently to verify any of the facts set forth in the Officer’s Certificates, and our opinions are necessarily based on the assumptions that the copies of the articles, bylaws, and Board of Directors resolutions of International previously delivered to us in connection with International’s guarantee of the Outstanding Notes are the Exhibits A, B and C, respectively, to the Officer’s Certificate of International, that the copies of the articles, bylaws, and Board of Directors resolutions of Mitchell and EmCare previously delivered to us in connection with their respective guarantees of the Outstanding Notes are the Exhibits A-1 and A-2, B-1 and B-2, and

Laidlaw International, Inc.
Jones Day

C-1 and C-2, respectively, to the Officer’s Certificate of Mitchell and EmCare, and that all of the facts contained in the Officer’s Certificates were true as of the date when made or given and continue to be true on the date hereof. We have assumed there are no outstanding consent decrees or similar agreements, or court or administrative orders, writs, judgments or decrees that name any Subsidiary Guarantor or that affect or are binding upon any Subsidiary Guarantor or its assets. We have also, without independent investigation, relied upon the truth and accuracy of factual representations contained in or made by the parties pursuant to the Indenture and the Registration Statement.

     We further have assumed that the obligations of each Subsidiary Guarantor under its Guarantee are, and would be deemed by a court of competent jurisdiction to be, in furtherance of such Subsidiary Guarantor’s corporate purposes and objectives. While there is no Hawaii case law directly on point, there have been decisions in other jurisdictions, with statutes defining a corporation’s powers that are similar to the analogous Hawaii statute, in which it has been held that a subsidiary corporation lacks the power to guarantee the obligations of a related corporation if such guarantee is not in furtherance of the subsidiary’s corporate purposes or objectives.

     We note that certain opinions are addressed in the opinion of the law firm of Jones Day, counsel for the Laidlaw, and in certain other opinions filed as exhibits to the Registration Statement. We understand those letters are being provided to you separately, and we express no opinion with respect to the matters covered thereby.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Each Subsidiary Guarantor is validly existing and in good standing under the laws of the State of Hawaii.

     2. As of the date of the Indenture, each Subsidiary Guarantor had all necessary corporate power and corporate authority to enter into, and as of the date hereof, each Subsidiary Guarantor has all necessary corporate power and corporate authority to perform its obligations under, the Indenture.

     3. The execution, delivery and performance by each Subsidiary Guarantor of the Indenture have been duly authorized by all necessary entity action on the part of such Subsidiary Guarantor.

     4. The Guarantee of each Subsidiary Guarantor has been duly authorized by such Subsidiary Guarantor and, when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), and the Guarantees are executed and delivered in accordance with the terms of the Exchange Offer in exchange for the guarantees of the Outstanding Notes, validly issued.

Laidlaw International, Inc.
Jones Day

     The General Qualifications (the Bankruptcy and Insolvency Exception, the Equitable Principles Limitation and the Other Common Qualifications) apply to the Opinions set forth above.

     This Opinion Letter may be relied upon by you only in connection with the registration of the Exchange Notes and the related Guarantees of the Subsidiary Guarantors and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent. We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Oshima Chun Fong & Chung LLP